NationsBank Corporation
NationsBank Corporate Center
Charlotte, NC 28255



NATIONSBANK                             NEWS RELEASE



FOR IMMEDIATE RELEASE


Sept. 18, 1996 -- NationsBank today said it has entered into agreements for the underwritten public offering of $1.45 billion in non-callable notes to be issued in three separate series:

* $500 million in five-year senior notes due September 2001;

* $500 million in 10-year subordinated notes due September 2006;

* $450 million in 20-year subordinated notes due September 2016.

The notes will be sold under shelf registrations for corporate debt securities and preferred and common stock previously declared effective by the Securities and Exchange Commission.

Net proceeds from the sale of the notes will be used in connection with the merger with Boatmen's Bancshares Inc., a transaction announced Aug. 30.

The 5-year senior notes have a coupon interest rate of 7 percent and wil be sold by underwriters led by NationsBanc Capital Markets, Inc., Chase Securities Inc., CS First Boston, Goldman, Sachs & Co., and Stephens Inc. Closing is scheduled for Sept. 24, 1996.

The 10-year notes have a coupon interest rate of 7 1/2 percent, and the 20-year notes have a coupon interest rate of 7.80 percent. Both subordinated note issues will be sold through underwriters led by NationsBanc Capital Markets, Inc., Lehman Brothers, Merrill Lynch & Co., Morgan Stanley & Co., and UBS Securities. Closing is scheduled for Sept. 24, 1996.

NationsBank Corporation is the fifth-largest U.S. banking company, with $192 billion in assets at June 30, 1996, and full-service banking centers in nine states and the District of Columbia.



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Media contact:   Martha Larsh    (704) 388-4379